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                                                                    Exhibit 99.1

Slide 1 - JLK

Disclosure materials, including a tender offer statement describing the definitive merger agreement for Kennametal to acquire the outstanding shares of JLK that Kennametal does not already own and the structure of that transaction, will be filed with the Securities and Exchange Commission (SEC) and transmitted to the minority shareholders of JLK for their careful review. Investors and security holders of JLK are urged to read these disclosure materials when they become available because they will contain important information. When these and other documents are filed with the SEC, they may be obtained for free at the SEC's website at www.sec.gov. Copies of these documents, when available, may also be obtained free of charge from Kennametal and JLK.

Slide 2 - JLK: Fiscal 2000 Recap

o   JLK identified as non-core
o   Evaluated strategic alternatives
o   Unable to realize acceptable value
o   Management issues
o   Operational difficulties identified
       - Business systems
       - Order processing & fulfillment
       - Product management
o   Recovery actions initiated
o   Offer extended for minority shares

Slide 3 - JLK Buy-In ($ In millions, except per share data)

o   Purchase price of $8.75/share
o   Cash value of approximately $37M
o   JLK to complete tender offer

Slide 4 - JLK Recovery Plan

o   Streamline Business Model
o   People
    o   New CEO / management changes
    o   Improve morale
o   Operations
    o   Consolidate warehouses
    o   Close underperforming stores
    o   Consolidate call centers
Estimated special charges of $15 - $20 million

Slide 5 - JLK - Conclusions

o   JLK is still a good franchise
o   Underperformance can and will be fixed
o   Long-term strategy unchanged